ANAVEX LIFE SCIENCES CORP. and
GENESIS BIOPHARMA GROUP

AGREEMENT FOR SERVICES

This Agreement made and entered into on this day of August 10, 2010 by and between

Anavex Life Sciences Corp.
405 Trimmer Road
Suite 100
Califon, NJ 07830
USA

(“SPONSOR“)

and

Genesis BioPharma Group LLC
Admin. Office
21 Panteli Katelari st.
Libra House Office Complex
2nd Floor, Office 205
1097 Nicosia
Cyprus

(“GBG”)

WITNESSETH

ANAVEX LIFE SCIENCES CORP. and
GENESIS BIOPHARMA GROUP

WHEREAS,	The SPONSOR is a research company engaged in drug development.

WHEREAS,	GBG is engaged in the business of clinical trials management and conduct and is a full-service CRO.

WHEREAS,	The SPONSOR proposes to retain GBG to assist in certain clinical development activities.

NOW, THEREFORE,	in consideration of the premises and the mutual promises and undertakings herein contained, the parties hereto agree as follows:

ANAVEX LIFE SCIENCES CORP. and
GENESIS BIOPHARMA GROUP

SECTION 1: SERVICES

1.01:

The SPONSOR hereby retains GBG to provide services to assist in the conduct of the project ANAVEX2-73 I/IIa clinical trials and overall clinical development path with resource being provided by GBG as outlined in Exhibit A, the outline of which is incorporated and made a part of this Agreement.

1.02:	GBG hereby accepts said retainer and subject to terms and conditions hereinafter set forth agrees to provide the services outlined in Exhibit A.

1.03:

GBG shall also provide additional services specified in any future Exhibit which may be agreed to between the parties in writing. If the SPONSOR wishes to change the scope of the services covered by this Agreement or wishes to obtain additional services not initially covered by this Agreement and/or not listed in an Exhibit, the SPONSOR shall so advise GBG and shall submit specifications to GBG. After receipt of the specifications GBG shall provide the SPONSOR with a cost estimate for performing the changed or additional services within a reasonable time frame. Each work assignment shall be governed by the terms and conditions of this Agreement and by such supplementary written amendments of this Agreement as may be, from time to time, executed between the parties. In the event of a conflict between the terms of this Agreement and Exhibit A, the terms of this Agreement shall govern.

Due to GBG’s strategic alliance with ABX-CRO advanced pharmaceutical services Forschungsgesellschaft m.b.H. (ABX- CRO), a specialized CRO in the conduct of Phase I/IIa studies, the Anavex2-73 Phase I/IIa study conduct, as mutually agreed with SPONSOR, will be carried out by ABX-CRO which is located and registered in Dresden, Germany. GBG will have overall responsibility for the overall clinical development, study management, oversight, study decisions, audits, reports, filings, regulatory meetings, study strategies and operation of the Anavex2-73 Phase I/IIa clinical study.

SECTION 2: TERM

2.01:	This Agreement is made on the 10th day of August, 2010 (“Effective Date”) and shall thereafter remain in full force and effect until termination or expiration as provided herein.

ANAVEX LIFE SCIENCES CORP. and
GENESIS BIOPHARMA GROUP

SECTION 3: COMPENSATION AND EXPENSES

3.01:

In consideration of GBG’s performance of the services in accordance with the protocol(s) and the terms of this Agreement hereunder, the SPONSOR shall pay GBG the amounts specified in the Exhibit A and detailed budget overview provided and attached hereto or any subsequent Exhibit agreed to by the parties. Payment will be made on a pro rata basis in accordance with the payment schedule in Exhibit A upon receipt of an itemized monthly statement as described in Exhibit A. Should the scope of a project described in Exhibit A change, the fee to be paid by the SPONSOR pursuant to such Exhibit will be adjusted as mutually agreed upon in writing by the SPONSOR and GBG.

3.02:

The SPONSOR will reimburse GBG for travel, telecommunications, printing and other reasonable out-of-pocket expenses incurred by GBG personnel at the written request of GBG as described in Exhibit A with a monthly cap of EUR 2,000 unless a higher amount is agreed to in writing the SPONSOR.

3.03:

The fees payable under this Agreement shall not, and shall not be construed to, include local, state or federal or foreign sales, use, excise, personal property value added or other similar taxes or duties, and any such taxes shall be assumed and paid by the SPONSOR other than taxes based on the net income of GBG.

3.04:	The invoices will always indicate the following references:

Study: Anavex 2-73
Protocol #: 1
or
Study: Anavex 2-73
Project-Code: AVX-1

and/or others.

ANAVEX LIFE SCIENCES CORP. and
GENESIS BIOPHARMA GROUP

SECTION 4: CONFIDENTIALITY

4.01:

With respect to any and all information indicated as being of a confidential nature, including, but not limited to, protocols, data forms, and study results acquired by GBG from the SPONSOR, as a result of this Agreement or from performance of the services to be rendered hereunder, GBG agrees that it will not use said information other than for the purposes of this Agreement, and it will not disclose any of said information to any third party except as is pursuant to the purposes of this Agreement. The foregoing obligation shall not apply to information:

1)	which was known to GBG prior to its receipt from the SPONSOR;
2)	which is or lawfully becomes generally available to the public;
3)	which is lawfully acquired from third parties who have a right to disclose such information;
4)	which by mutual agreement is released from a confidential status.

The SPONSOR acknowledges that GBG may utilize such material and data internally for reference, pedagogical and methodological purposes.

4.02:

The terms of this Section 4, and the parties’ obligations hereunder, shall survive for a period of five (5) years after termination or expiration of this Agreement and the completion of GBG’s services hereunder.

SECTION 5: TERMINATION

5.01:	This Agreement may be terminated by either party upon ninety (90) days written notice by officers of either party duly authorized to do so.

ANAVEX LIFE SCIENCES CORP. and
GENESIS BIOPHARMA GROUP

5.02:

This Agreement may be terminated by either party upon default in performance of the other party, provided that any defaulting party shall be given not less than sixty (60) days prior written notice of default and at GBG’s option the opportunity to cure the default during such period and SPONSOR’S written agreement to the cure provisions. The notice of the decision to terminate must be communicated to the defaulting party by the other party, by registered mail with acknowledgement of receipt. In the event this Agreement is terminated pursuant to this Section 5 § 5.01, GBG shall retain such sums as may have been paid to it by the SPONSOR under the terms of this Agreement to compensate GBG for work performed in accordance with Exhibit A following receipt of final monitoring report and resolution of any outstanding queries, as long as the Agreement is terminated for reasons other GBG’s negligence, non-adherence to the protocol(s) or non- adherence to the protocol time-frame, as far as monitoring is concerned. SPONSOR shall pay GBG any additional amounts owed, but not yet paid, for work performed, in accordance with the protocol(s) up to the point of termination, unless agreed by both parties in writing.

5.03:

If not sooner terminated, and excepting Sections 4, 6 and 12, which shall survive the expiration or termination of this Agreement, this Agreement will expire after the completion of the work contemplated by Exhibit A.

SECTION 6: INDEMNIFICATION

6.01:

The SPONSOR agrees to defend, indemnify, and hold harmless GBG and its respective subsidiaries, affiliates, employees, directors, independent contractors and agents against and from any claims, proceedings, or investigations arising out of or in connection with this Agreement, including, without limitation, amounts paid in settlement of claims, proceedings, or investigations, and agrees to bear all costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred in connection with the defense or settlement of any such claim, proceeding or investigation as such costs and expenses are incurred in advance of judgement, so long as GBG has strictly complied with the terms and conditions of work to be performed in Exhibit A Anavex2-73 protocol(s) and work and this Agreement, and such claim is not otherwise due to the fault or negligence of GBG, as far as monitoring is concerned, provided,

ANAVEX LIFE SCIENCES CORP. and
GENESIS BIOPHARMA GROUP

however, that the SPONSOR shall not be liable for any indemnification or expenses for claims, proceedings or investigations to the extent such claims, proceedings or investigations result from the negligence of GBG in performing services hereunder or which result from GBG’s failure to comply in all material respects with the terms of the Agreement.

The SPONSOR shall be promptly notified of any claim being made against it or GBG and GBG shall co-operate with the SPONSOR in the defense of any such claim.

6.02:	The terms of this Section 6, and the parties’ obligations hereunder, shall survive termination or expiration of this Agreement and the completion GBG’s services hereunder.

6.03:	In the event of delay in the performance of the clinical services (as described in Exhibit A) by Genesis, Genesis shall reimburse an indemnity, as described below, to the SPONSOR. This indemnity shall only be due if the delay in the performance is a consequence of Genesis fault and the following situations will not be considered as Genesis fault in the calculation of the above mentioned indemnity:

- Any delay due to unexpected problems during development
linked to the compound specific properties.

- Delay in the obtention of data, compound, internal standard, key decision from the SPONSOR or delay of work performed by SPONSOR’s previously assigned vendors leading to a delay or postponement during, or prior, the studies.

- Delay arising from modification in the development plan requested by the SPONSOR.

If a Genesis fault can be demonstrated, the SPONSOR will be authorized to ask an indemnity of 0.5% of the total amount of clinical services per month of delay compared to the original schedule. In any case, this indemnity will be limited to 4 months of delay and therefore, Genesis indemnity will never exceed 2% of the total cost of the clinical services. The SPONSOR hereby agrees that he will never ask an indemnity exceeding 2% of the total cost of the clinical services whatever the final delay is. This potential indemnity will be allowed to be issued on the next payable invoice.

ANAVEX LIFE SCIENCES CORP. and
GENESIS BIOPHARMA GROUP

SECTION 7: PUBLICITY

7.01:

The SPONSOR agrees that GBG may disclose that the SPONSOR has retained GBG for professional services subject to mutual review and agreement of any such publicity including, but not limited to, press releases, conferences and other material displayed in the public domain. SPONSOR shall have final editing rights to such materials as they may have implications on SPONSOR as a public company.

SECTION 8: INDEPENDENT CONTRACTOR

8.01:

GBG shall perform services under this Agreement only as an independent contractor, and nothing contained herein shall be construed to be inconsistent with that relationship or status. GBG, its subsidiaries, affiliates, employees and consultants shall not be considered employees or agents of the SPONSOR.

This Agreement shall not constitute, create, or in any way be interpreted as, a joint venture, partnership, or business organization of any kind.

ANAVEX LIFE SCIENCES CORP. and
GENESIS BIOPHARMA GROUP

SECTION 9: EMPLOYEES

9.01:

GBG’s staff are not, nor shall they be deemed to be, at any time during the term of this Agreement, the employees of the SPONSOR. The relationship between the SPONSOR and GBG is that of independent contractors and in no event shall the parties be deemed to be partners, engaged in a joint venture, or the like. The SPONSOR agrees that neither it nor its subsidiaries nor other affiliated companies shall directly or indirectly solicit for employment, employ or otherwise retain staff of GBG during the term of this Agreement without the prior written consent of GBG officer(s) duly authorized to give such consent.

SECTION 10: DELAYS

10.01:

The SPONSOR acknowledges that GBG will require documents, drug supplies, data, records and co-operation by the SPONSOR in order to properly perform the services hereunder and that GBG is not responsible for errors, delays or other consequences arising from the failure of SPONSOR to provide such data, records, or co- operation.

10.02:

The SPONSOR also acknowledges GBG will not be responsible for any default under this Agreement by reason of strikes, wars, fire, acts of God, acts in compliance with any law, rule, regulation or order of any governmental entity, or instrumentally thereof having jurisdiction over the parties or the services to be provided hereunder, or any other cause beyond its reasonable control.

ANAVEX LIFE SCIENCES CORP. and
GENESIS BIOPHARMA GROUP

SECTION 11: WARRANTIES

11.01:	The SPONSOR warrants and represents that, to the best of its knowledge all information relating to this work, disclosed to GBG prior to signature of an Agreement on behalf of the SPONSOR was correct at the time of disclosure. GBG warrants and represents that it possesses the requisite skill, experience, and personnel to perform the described services, in the required timeline.

SECTION 12: OWNERSHIP

12.01:

All information, documents and raw data, excluding patient records, and any other third party proprietary information are owned by the SPONSOR. Following completion of the services outlined in Exhibit A, GBG will return data or other materials furnished to GBG. All study documentation not returned to the SPONSOR will be kept by GBG for at least two years after the termination of the study and GBG will inform sponsor of intentions related to such material at least 3 months prior to this 2 year period with a mutually agreed option to continue to store the material by SPONSOR, or otherwise archiving said material.

Section 13: COMMUNICATIONS AND PAYMENTS

13.01:

All administrative communications in this Agreement shall be by courier such as FedEx, to the address mentioned in page 1. Payments need to be made as described in the invoices that will be sent to SPONSOR either in the form of a check or a direct international wire, as specified. GBG acknowledges that SPONSOR may withhold payment if deliverables substantially differ in timelines or quality from that represented in Exhibit A provided that such issues do not occur due to direct actions on the part of the SPONSOR and that GBG has already effected a reasonable and timely cure which has been discussed and suitably evidenced and agreed in writing with SPONSOR.

ANAVEX LIFE SCIENCES CORP. and
GENESIS BIOPHARMA GROUP

SECTION 14: ASSIGNMENT

14.01:	Neither party shall have the right to assign this Agreement or any or any of the rights or obligations hereunder without the prior written consent of the other party.

SECTION 15: DISCLAIMER

15.01:	The SPONSOR acknowledges that the results of the services to be provided hereunder are inherently uncertain and that, accordingly, there can be no assurance, representation, or warranty by GBG that the product covered by this Agreement can, either during the term of this Agreement or thereafter, be successfully developed or, if so developed, will receive the required approval by the regulatory authorities.

15.02:	The SPONSOR acknowledges that GBG will provide professional services hereunder and not a product. THE TERMS OF THIS AGREEMENT EXCLUDE ALL IMPLIED WARRANTIES INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABLENESS AND FITNESS FOR A PARTICULAR PURPOSE.

15.03:	The SPONSOR acknowledges that the services to be provided by GBG hereunder are based upon information supplied by GBG and the SPONSOR, among other elements, and that GBG does not guarantee or warrant such services to any specifications, functions or other standards, except as outlined in the Exhibit A and that all work will be performed according to ICH-GCP guidelines and international health authority regulations. The sole remedy of the SPONSOR for any breach or default by GBG shall be termination of this Agreement as herein provided, and in no event GBG be liable for special, indirect, incidental or consequential damages or for any liability to a third party.

FDA, ICH & GLOBAL Regulatory

Regulatory Inspections. GBG, its affiliates, employees, consultants, etc., may be inspected by the FDA or any other authority and GBG is to ensure regulatory compliance, to document the authenticity of recorded data, and/or to ensure quality adherence. GBG shall promptly notify SPONSOR of any FDA or other regulatory inspection of which it becomes aware relating to a project. SPONSOR shall have the right to be present at any such inspections and shall have the opportunity to provide, review, and comment on any responses that may be required. In the event GBG does not receive prior notice of such a regulatory inspection or audit, GBG shall notify SPONSOR as soon as practicable after said inspection or audit, and shall provide in writing to SPONSOR, copies of all materials, correspondence, statements, forms and records received or generated pursuant to any such inspection or audit.

ANAVEX LIFE SCIENCES CORP. and
GENESIS BIOPHARMA GROUP

No Debarred or Disqualified Person. GBG represents and warrants that it shall not employ, contract with, or retain any person directly or indirectly to perform the activities described in the Scope of Services under this Agreement if such a person: (a) is under investigation by the FDA for debarment or is presently debarred by the FDA pursuant to 21 U.S.C. ß 335a; or (b) has a disqualification hearing pending or has been disqualified by the FDA pursuant to 21 CFR ß 312.70 or its successor provisions. In addition, GBG represents and warrants that it has not engaged in any conduct or activity which could lead to any of the above-mentioned disqualification or debarment actions. If, during the term of this Agreement, Vendor or any person employed or retained by it to perform the activities described in the Scope of Services: (i) comes under investigation by the FDA for a debarment action or disqualification; (ii) is debarred or disqualified; or (iii) engages in any conduct or activity that could lead to any of the above-mentioned disqualification or debarment actions, GBG shall immediately notify SPONSOR of same and address the issue as mutually agreed upon by the Parties.

SECTION 16: MISCELLANEOUS

16.01:

This Agreement constitutes the entire agreement between the parties on the subject matter defined in Exhibit A and supersedes all prior contracts, agreements, and understandings relating to the same subject matter between the parties. The parties intend this Agreement to be a complete statement of the terms of their agreement, and no change or modification of any of the provisions of this Agreement shall be effective unless it is in writing and signed by a duly authorized officer of GBG and the SPONSOR.

16.02:	This Agreement between the parties shall constitute a basic agreement, the terms and conditions of which shall apply to each Exhibit agreed upon by the parties.

16.03:	This Agreement shall be governed by and construed in accordance with the laws of New Jersey, USA.

16.04:	If any one or more of the provisions of the agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of the Agreement shall

ANAVEX LIFE SCIENCES CORP. and
GENESIS BIOPHARMA GROUP

not in any way be affected of impaired thereby and the invalid provision shall be modified to the extend required to be enforceable.

     In Witness Whereof, the Parties hereto have executed this Agreement on the Effective Date by proper persons thereunto duly authorized.

Genesis BioPharma Group, LLC	Anavex Life Sciences Corp.

By:	By:
Name: Angelos M. Stergiou, MD	Name:
Title: President & COO	Title:
Date:	Date:

EXHIBIT A

TERMS OF PAYMENT AND PAYMENT SCHEDULE

Unless otherwise indicated in writing by GBG, all prices and charges are exclusive of Value Added Tax. All invoices are strictly net of any taxes and payment in full of undisputed invoices must be made within 30 days of the date of invoice. The start-up fee invoice payment must be made within 7 days of the date of the invoice. Such payment shall be made without deduction, deferment, set off, lien or counter-claim, of any nature. Invoicing will be made in advance for every month of services provided.

Exhibit A is comprised of:

a. )	power point slide proposal entitled Exhibit A which provides details on project work, deliverables, budget, timelines and assumptions

***Denotes certain parts that have not been disclosed and have been filed separately with the Secretary, Securities and Exchange Commission, and is subject to a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

anavex
LIFE SCIENCES Corp.

Anavex 2-73: Phase I/IIa Study

A Proposal To Provide Anavex Life Sciences with a Clinical Development Path
In The Indication of Alzheimer's Disease

EXHIBIT A

Presented to:

Anavex Life Sciences

Submitted by:

Genesis BioPharma Group

August 10th, 2010

Anavex2-73 - Phase I/IIa Clinical Development

Table of Contents

I. Introduction

  Overview
  Experience
  Program Objectives
  Background

II. Research Methodology for Phase I/IIa Clinical Study

  Overview
  3-Part Approach
  Study Design
  Deliverables
III. Proposed Project Stages

IV. Budget and Timeline

Anavex2-73 - Phase I/IIa Clinical Development

Overview

Genesis BioPharma Group is pleased to present Anavex Life Sciences with a proposal to clinically develop Anavex 2-73, targeting Alzheimer’s Disease, in Phase I/IIa in healthy volunteers and in patients suffering from mild cognitive impairment and/or mild-moderate Alzheimer’s Disease.

We will provide the following deliverables:

*	Audit Reports of Pre-Clinical and Manufacturing Facilities

*	Phase I/IIa Overall Clinical Study Management, Study Oversight, Operations, Strategy and Reports

*	Regulatory Affairs Documents and Strategy

*	Medical Communications and Technical Writing

*	Ongoing Senior Management Availability

Anavex2-73 - Phase I/IIa Clinical Development

Experience

The Principals of Genesis BioPharma Group have broad and longstanding experience in the CNS disease area, having developed and published studies in Clinical Development Phases I-III, Health Economic studies and registry studies over the past 20 years. These studies have been used to seek regulatory approval, passed due-diligence, used in out-licensing opportunities, and to guide value messaging, pricing and formulary acceptance globally.

  Within the CNS field, our experience, in addition with our Phase I unit in Dresden, Germany, includes amongst others:
*	Stroke
*	Multiple Sclerosis
*	Alzheimer’s Disease
*	Depression
*	Epilepsy
*	Myasthenia Gravis
*	Schizophrenia

Anavex2-73 - Phase I/IIa Clinical Development

Genesis’ Founders

> Steve Arikian, MD CEO		> Angelos Stergiou, MD President & COO

o	International Health Economist	o	Expertise in Clinical Development and Regulatory Affairs

o	Columbia University School of Public Health	o	Lecturer/Instructor at Columbia University and Kentucky Wesleyan College

o	Founder Analytica International	o	Held positions as VP Product Development, Medical Director, Head of Clinical Development, Regulatory Affairs, Pharmacovigilance

o	President, Center for Health Outcomes and Economics, Bristol Myers Squibb	o	Active Member of American Academy of Pharmaceutical Physicians and Investigators

o	Founder, APOR

Anavex2-73 - Phase I/IIa Clinical Development

Genesis Team

Scientists (MD, PhD, MA/MS)	Pre-approval Marketing

Regulatory Specialists	Financial Analysts

Medical / Technical Writers	Business Development

Clinical Monitors	Market Research

Quality Assurance	Investor Relations

Data Management	Strategic Planning

Biostatistics	Meetings Management

Anavex2-73 - Phase I/IIa Clinical Development

Genesis’ Clinical Development Expertise

Clinical development and regulatory affairs can be complicated in a changing environment with unique guidelines and stipulations. Our team will assure that Anavex 2-73 will be developed according to ICH-GCP guidelines and will expedite clinical and regulatory matters via our in-depth knowledge with regulators such as FDA, EMEA and other local health authorities.

Anavex2-73 - Phase I/IIa Clinical Development

Anavex 2-73 Life-Cycle Management

The Genesis team will assure that Anavex 2-73 will be developed successfully, and quality- and time effectively. Our mission is to optimally bring Anavex 2-73 through all phases of development through demonstrated clinical efficacy and safety and to create, and have in place, all necessary reports in order for Anavex Life Sciences to position Anavex 2-73 optimally along its life-cycle management. We are your extended arm in all applicable fields and we are here to walk with you…

Anavex2-73 - Phase I/IIa Clinical Development

Clinical Development Expertise

o	Planning of clinical trials in line with the product strategy

o	Definition of target patients, endpoints and efficacy criteria

o	Definition of milestones/timelines

o	Definition monitoring manual

o	Permanent review/supervision of trial conduct

o	Continuing evaluation of trial relevance

o	Statistical analysis plan

o	Data management

o	Discussion of data flow and queries

o	Discussion of analysis

o	Discussion of results

Anavex2-73 - Phase I/IIa Clinical Development

Clinical Development Expertise (cont’d)

o	Full Biostatistical and Data Analysis Support

o	Validated CRF Part 11 Compliant Data Manage- mentusing paper-based and eCRF

o	Regulatory Documentation, NDAs, INDs, eCTDs, Annual Reports, Investigator’s Brochures

o	Toxicology/Pharmacology/Efficacy Summaries, Tabular Data Preparation

o	Manuscript and Report Preparation, Literature Research

o	Promotional and Educational Materials Drafting

o	Graphic Displays and Slides for Scientific &

o	Corporate Meetings

Anavex2-73 - Phase I/IIa Clinical Development

Clinical Development Expertise (cont’d)

o	Regular Interim Visits

o	ICF review

o	100% review of source documents against case report form

o	Ongoing case report form collection and cleaning

o	Provide assistance with query resolution

o	Regulatory document binder review

o	Drug accountability

o	Continued assessment of site suitability for trial

o	Site resource (training, Q&A, enrollment strategy)

Low monitor turnover = continuity with sites

Anavex2-73 - Phase I/IIa Clinical Development

Program Objectives: Comprehensive & Successful Phase I/IIa Clinical Study

Perform quality assurance/audits at all facilities who have performed pre- clinical studies for Anavex 2-73 and handling CMC-related matters, by independent GMP/GLP certified auditor, in order to assure all documents and studies performed are according to guidelines and per regulations

Implement and conduct a Phase I/IIa clinical study of Anavex 2-73 in healthy volunteers and in mild cognitively impaired / mild-moderate Alzheimer’s Disease patients and generate all applicable study reports

Submission of documents to health regulatory bodies, including FDA, and conduct meetings to assure the Anavex 2-73 clinical development path will ultimately lead to label approval

Write scientific and technical documents and support in medical communications

Anavex2-73 - Phase I/IIa Clinical Development

Alzheimer's Disease Overview

- Alzheimer's is a disease of the brain. It destroys brain cells, causing problems with memory, thinking and behavior. It is the most common form of dementia. Dementia is a slow decline in memory, thinking and reasoning skills.
- It is estimated that there are as many as 5.3 million Americans living with Alzheimer's. 5.1 million people are of age 65 and over and 200,000 people under age 65 with younger- onset Alzheimer's disease. By 2010, there will be nearly a half million new cases of Alzheimer's each year and by 2050, there will be nearly a million new cases annually.
- Alzheimer's is not a typical part of aging; it gets worse over time and it is fatal. It was the seventh-leading cause of death in the United States in 2006, the latest year for which final death statistics are available.

SIGNS OF ALZHEIMER'S / DEMENTIA	TYPICAL AGE-RELATED CHANGES
Poor judgment and decision making	Making a bad decision once in a while
Inability to manage a budget	Missing a monthly payment
Losing track of the date or the season	Forgetting which day it is and remembering later
Difficulty having a conversation	Sometimes forgetting which word to use
Misplacing things and being unable to retrace steps to find them	Losing things from time to time

13

Anavex2-73 - Phase I/IIa Clinical Development

Alzheimer’s Disease Overview: Costs Associated with AD

Total costs of care for individuals with Alzheimer's disease by all payers will soar from $172 billion in 2010 to more than $1 trillion in 2050 with Medicare costs increasing more than 600%, from $88 billion today to $627 billion in 2050
It is estimated that Medicaid costs will soar 400%, from $34 billion to $178 billion by 2050
The average lifetime cost of care for someone with Alzheimer’s disease is $174,000
The yearly cost of caring for someone with Alzheimer's depends on the stage of the disease:

- $18,400 for someone with mild symptoms

- $30,100 for moderate symptoms

- $36,132 for severe symptoms

Alzheimer's disease cost businesses $24.6 billion in health care in 2002
In the US, 7 out of 10 people with Alzheimer's live at home where 75 % of costs are absorbed by the family. The remaining 25 % of care costs cost an average $19,000 a year
One study estimated that in 2002 Alzheimer's caregivers cost businesses $36.5 billion. This includes the costs of absenteeism and lost productivity
The average cost of a nursing home in the US is $42,000 a year. However in some areas those costs can be at least $70,000

Anavex2-73 - Phase I/IIa Clinical Development

Current FDA Approved Drugs for AD

- While there is no cure for Alzheimer's disease, there are five prescription drugs approved by the U.S. Food and Drug Administration (FDA) to treat its symptoms.
- Donepezil, galantamine, rivastigmine and tacrine are called cholinesterase inhibitors. Memanatine is classified as an uncompetitive low-to-moderate affinity N-methyl-D-aspartate (NMDA) receptor antagonist. Both types of drugs help manage symptoms, but work in different ways.

Generic	Brand	Approved For	Side Effects
donepezil	Aricept	All stages	Nausea, vomiting, loss of appetite and increased frequency of bowel movements.
galantamine	Razadyne	Mild to moderate	Nausea, vomiting, loss of appetite and increased frequency of bowel movements.
memantine	Namenda	Moderate to severe	Headache, constipation, confusion and dizziness.
rivastigimine	Exelon	Mild to moderate	Nausea, vomiting, loss of appetite and increased frequency of bowel movements.
**tacrine	Cognex	Mild to moderate	Possible liver damage, nausea, and vomiting.

**Tacrine (Cognex), the first cholinesterase inhibitor, was approved in 1993 but is rarely prescribed today because of associated side effects, including possible liver damage.

15

Anavex2-73 - Phase I/IIa Clinical Development

Clinical Development: Phase I/IIa

Study Management, Clinical
Operations, Report Writing and
Filing and Regulatory Strategu and
Implementation of
ANAVEX 2-73
Phase I/IIa Clinical Study Design

Phase I/IIa Study will be executed by ABX-CRO under separate contract with Anavex

***

Anavex2-73 - Phase I/IIa Clinical Development

Timeline and Budget

***